Exhibit 21.1

LIST OF SUBSIDIARIES OF TUMI HOLDINGS, INC.

Name		State/Country of Incorporation

Tumi, Inc.		New Jersey/USA
Tumi Stores, Inc.		New Jersey/USA
The Tumi-Haft Company, LLC		New York/USA
Tumi Asia, Limited		Hong Kong
Tumi France, SARL		France
Tumi Netherlands B.V.		Netherlands
Tumi Luggage, S.L.		Spain
Tumi (UK) Limited		United Kingdom
Tumi Japan(1)		Japan
Tumi Canada Holdings, LLC		New Jersey/USA
Tumi Canada, ULC		Canada
Tumi Europe Ecommerce GmbH		Germany
Tumi Hong Kong Holding Company B.V.		Netherlands
Tumi Hong Kong I B.V.		Netherlands
Tumi Hong Kong II B.V.		Netherlands
Tumi Asia (Macau) Co., Ltd.		China
Tumi Austria GmbH		Austria
Tumi Houston Airport, LLC		Delaware/USA
Tumi International, LLC		Delaware/USA

(1)
As of December 31, 2015, Tumi Japan was a joint venture 50% owned by Tumi Holdings, Inc. (the “Company”). Therefore, it is referred to as a “controlled affiliate” and “joint venture investment” in the Company’s financial statements and related notes. During the first quarter of 2016, Tumi Holdings, Inc. acquired the remaining 50% stake in Tumi Japan.